Exhibit 4(b)

GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER (GLWB)

This rider is made part of the contract to which it is attached. This rider provides a Guaranteed Lifetime Withdrawal Benefit. This benefit will terminate upon assignment of the Basic Contract or a change in Owner unless the new assignee or Owner meets the qualifications specified in the Termination provision. To the extent any provisions contained in this rider are contrary to or inconsistent with those of the Basic Contract, the provisions of this rider will control.

SPECIFICATIONS

Annuitant/Primary Covered Person:	[JOHN DOE]
[Secondary Covered Person:]	[JANE DOE]

Annual Additional Premium Payment Limit After the First Contract Year:	[$100,000]

Maximum GWB Amount:	[$6,000,000]

Optional Death Benefit:	[GLWB Step-Up Death Benefit or GLWB Return of Premium Death Benefit or None]

[Annual Minimum Guarantee Percentage: Period: ]	[7%] [Issue Date to the 10th Contract Anniversary]

[Cumulative Guarantee Percentage(s) and Applicable Contract Anniversary(ies):]	[200% on 10th Contract Anniversary]
[250% on 15th Contract Anniversary]

[Withdrawals Without Loss of Annual Minimum Guarantee Eligibility:]	[1]
Lifetime Withdrawal Percentage:	Age of Younger Covered Person at Earlier of First Withdrawal or Entry into Settlement Phase	Applicable Lifetime Withdrawal Percentage
	[59 & Under]	[3%]
	[60-64]	[4%]
	[65-79]	[5%]
	[80+]	[6%]

Rider Fee Percentage:	[2.15%] *

Maximum Rider Fee Percentage:	[4.00%]

Step-Up Dates:	[The Step-Up Dates are each quarterly Contract Anniversary up to the Contract Anniversary prior to the older Covered Person’s 90th birthday]

*	This Rider Fee Percentage may change subject to the conditions stated in the Rider Fee section of this rider but will never be higher than the Maximum Rider Fee Percentage.

DEFINITIONS

Terms used in this rider that are not described below shall have the meaning ascribed in the Basic Contract to which this rider is attached. The following definitions are applicable to this rider only:

ICC 12-GLWB The Guardian Insurance & Annuity Company, Inc. CONTRACT NUMBER [0000000]

Covered Person

A covered person is a person or persons on whom benefits under this rider are based. A covered person can either be the Primary Covered Person or the Secondary Covered Person. The Primary Covered Person is the Annuitant under the Basic Contract and is shown in the Specifications section. A Secondary Covered Person may also be named under this rider at the time the Basic Contract is issued. If applicable, the Secondary Covered Person is shown in the Specifications section and, on the Issue Date of the Basic Contract, must be either the legally married spouse of the Primary Covered Person or the partner of the Primary Covered Person in a civil union that is legally recognized in the state in which this rider is issued. An Owner may not change or add a Covered Person after the Issue Date of the Basic Contract.

Partners in a civil union or spouses in a same-sex marriage may not be considered married under Federal law and therefore the favorable tax treatment provided by Federal tax law to a surviving opposite-sex spouse may not be available to a surviving civil union partner or a spouse in a same-sex marriage. For information regarding Federal tax law please consult a tax advisor.

A Secondary Covered Person will no longer be considered a Covered Person under this rider on and after the earlier of:

•	the date of a final divorce decree or the date of the legal dissolution of the civil union of the Primary Covered Person and the Secondary Covered Person shown in the Specifications section; or

•	the date of death of the Secondary Covered Person.

Guaranteed Withdrawal Balance (GWB)

The Guaranteed Withdrawal Balance (GWB) is the amount used to calculate the Guaranteed Withdrawal Amount. The GWB cannot be withdrawn in a lump sum and will in no event exceed the Maximum GWB Amount, shown in the Specifications section.

Annual Minimum Guarantee Basis

The Annual Minimum Guarantee Basis is the amount that is multiplied by the Annual Minimum Guarantee Percentage as part of the calculation of the Annual Minimum Guarantee. The initial basis is equal to the initial premium payment plus any additional premium payments received during the first ninety days following the Issue Date of the Basic Contract. Thereafter, the basis is increased by the amount of any additional premium payments. The basis is also increased to equal the Accumulation Value of the Basic Contract on each Step-Up Date whenever such Accumulation Value is greater than the current Annual Minimum Guarantee Basis. The basis is decreased by the amount of any Withdrawal. However, if a Withdrawal is an Excess Withdrawal then the basis will be reduced to the lesser of the Accumulation Value of the Basic Contract immediately after the Withdrawal or the then current basis reduced by the amount of the Withdrawal. An Excess Withdrawal may cause the Annual Minimum Guarantee Basis to be reduced by an amount which exceeds the dollar amount of the Withdrawal.

Guaranteed Withdrawal Amount (GWA)

The Guaranteed Withdrawal Amount (GWA) is the amount that is guaranteed to be available for Withdrawal each contract year while at least one Covered Person is alive and the rider remains in effect. The initial GWA is determined on the earlier of the date of the first Withdrawal, the date the rider enters the Settlement Phase or the Annuity Commencement Date. The Lifetime Withdrawal Percentage will not change once the initial GWA is determined. The GWA reduces to zero upon the termination of this rider as described in the Termination section.

Withdrawal

A Withdrawal is an amount withdrawn from the Accumulation Value of the Basic Contract pursuant to an Owner request, including any applicable contingent deferred sales charges and annuity taxes. Withdrawals that are not Excess Withdrawals will not be assessed a Contingent Deferred Sales Charge nor will they be subject to any restrictions on Withdrawals set forth in the Withdrawals provision of the Basic Contract.

Excess Withdrawal

An Excess Withdrawal is a Withdrawal that exceeds the GWA or causes the total Withdrawals in a given contract year to exceed the GWA and the Withdrawal is not made as a Tax Qualified Distribution in accordance with the Tax Qualified Distributions section of this rider.

ICC 12-GLWB The Guardian Insurance & Annuity Company, Inc. CONTRACT NUMBER [0000000]

LIMITATIONS ON ADDITIONAL PREMIUM PAYMENTS

After the Issue Date, in addition to any limitations set forth in the Basic Contract, additional premium payments in a given contract year require our prior approval if such premium payment:

•	exceeds the Annual Additional Premium Payment Limit After the First Contract Year, shown in the Specifications section; or

•	causes the total of all additional premium payments received in a given contract year to exceed the Annual Additional Premium Payment Limit After the First Contract Year.

Notwithstanding the above, GIAC reserves the right to refuse to accept additional premium payments at any time on or after the Issue Date.

CONTRACT LIMITATIONS WHILE RIDER IS IN EFFECT

While this rider is in effect, the following limitations apply:

•

Whenever a Contingent Annuitant is named under the Basic Contract and a Secondary Covered Person is named under this rider, the Contingent Annuitant and Secondary Covered Person must be the same person;

•	the Primary Covered Person must be the Annuitant under the Basic Contract; and

•	any Secondary Covered Person shown in the Specifications section also must be either (1) a joint Owner or (2) named as the sole primary beneficiary under the Basic Contract.

GUARANTEED LIFETIME WITHDRAWAL BENEFIT

While this rider is in effect, this benefit guarantees that, notwithstanding any provisions in the Basic Contract to the contrary, the Owner may take non-Excess Withdrawals in each contract year a Covered Person is alive, up to an amount equal to the GWA, even if the Accumulation Value of the Basic Contract reduces, or has previously reduced, to zero. Any GWA payments made after the date of death of the last surviving Covered Person and while this rider is in the Settlement Phase must be promptly returned to GIAC at its Customer Service Office. The GWA is described below in the Guaranteed Withdrawal Amount (GWA) section. If the Owner chooses not to withdraw the full GWA available in any contract year, the remaining GWA cannot be carried forward to the next contract year although the Owner may withdraw an amount up to the Accumulation Value of the Basic Contract, subject to all other terms and conditions of the contract, including any applicable contingent deferred sales charges and annuity taxes.

GUARANTEED WITHDRAWAL BALANCE (GWB)

The initial GWB will be equal to the initial premium payment. Each time an additional premium payment is received at GIAC’s Customer Service Office, the GWB will increase by the amount of that additional premium payment. However, in no event will the GWB exceed the Maximum GWB Amount shown in the Specifications section.

Step-Up

If the Accumulation Value of the Basic Contract on any Step-Up Date is greater than the GWB on that date, the GWB will automatically Step-Up to an amount equal to the Accumulation Value of the Basic Contract on that Step-Up Date. For Step-Up Dates falling on a Contract Anniversary, a Step-Up will occur if the Accumulation Value of the Basic Contract on such date is greater than the GWB on that date, after giving effect to any increase in the GWB on such date as a result of the application of any applicable Annual Minimum Guarantee or Cumulative Guarantee (as described in the Annual Minimum Guarantee and Cumulative Guarantee provisions below).

If an increase in the Rider Fee Percentage will apply to future Step-Ups that result in an increase in the GWB prior to the first Withdrawal or the GWA on or after the first Withdrawal as described in the Rider Fee section, the Owner will receive advance written notice of GIAC’s intent to implement such an increase. Within 30 days of that notice, the Owner has the right to decline all future automatic Step-Ups by providing notification in Good Order to GIAC at its Customer Service Office. If the Owner declines future automatic Step-Ups, any increase in the Rider Fee Percentage will not apply and the GWB will not automatically Step-Up on subsequent Step-Up Dates. Once automatic Step-Ups are discontinued, they cannot be reinstated.

ICC 12-GLWB The Guardian Insurance & Annuity Company, Inc. CONTRACT NUMBER [0000000]

Annual Minimum Guarantee

On each Contract Anniversary, the GWB will equal the greater of (i) the GWB at the end of the Valuation Date immediately preceding that Contract Anniversary less the amount of any Withdrawal taken on such Contract Anniversary, or (ii) the Annual Minimum Guarantee amount, if:

•	the Specifications section provides for an Annual Minimum Guarantee;

•	the Contract Anniversary is within the Annual Minimum Guarantee Period shown in the Specifications section;

•	no Withdrawals were taken since the prior Contract Anniversary;

•

the total number of Withdrawals taken since the Issue Date of the Basic Contract do not exceed the number of Withdrawals Without Loss of Annual Minimum Guarantee Eligibility shown in the Specifications section; and

•	the rider has not entered the Settlement Phase.

The Annual Minimum Guarantee amount on a given Contract Anniversary is equal to the GWB on the prior Contract Anniversary plus premiums received after that anniversary and before the current anniversary, plus the result of the following:

•	the Annual Minimum Guarantee Basis on the prior Contract Anniversary, multiplied by

•	the Annual Minimum Guarantee Percentage shown in the Specifications section.

Cumulative Guarantee

A Cumulative Guarantee may apply, if, on a Contract Anniversary:

•	the Specifications section provides for a Cumulative Guarantee;

•	the Contract Anniversary is an Applicable Contract Anniversary for the Cumulative Guarantee, as shown in the Specifications section;

•	no Withdrawals have been taken during the period from the Issue Date of the Basic Contract to the applicable Contract Anniversary; and

•	the rider has not entered the Settlement Phase.

If this guarantee is applicable, the GWB on that Contract Anniversary will not be less than the sum of:

(i)	the Cumulative Guarantee Percentage shown in the Specifications section multiplied by the total of all premiums received at our Customer Service Office during the first 90 days of the Basic Contract beginning with and including the Issue Date of the Basic Contract; plus

(ii)	any premium payments received after the first 90 days of the Basic Contract.

Effect of Withdrawals

A Withdrawal will reduce the GWB by the amount of the Withdrawal. However, an Excess Withdrawal will reduce the GWB to the lesser of:

•	the Accumulation Value of the Basic Contract immediately after the Withdrawal; or

•	the GWB reduced by the amount of the Withdrawal.

An Excess Withdrawal may cause the GWB to be reduced by an amount which exceeds the dollar amount of the Withdrawal.

Effect of Spousal Continuation Under The Basic Contract

If a Spousal Continuation provision under the Basic Contract is exercised, this rider will continue in force. If the Basic Contract is continued in this manner and any death benefit that would have been payable under the Basic Contract exceeds the GWB on that date, the GWB will automatically increase to the lesser of the amount of the death benefit under the Basic Contract that would have been payable on that date or the Maximum GWB Amount shown in the Specifications section. If a Spousal Continuation provision under the Basic Contract is exercised by someone other than a Covered Person and a death benefit would have been payable under this rider, in lieu of the amount that would have been credited to the Allocation Options under the Spousal Continuation section of the Basic Contract, we will credit the difference between the death benefit that would have been payable under this rider as death benefit proceeds and the Accumulation Value on the applicable Valuation Date to the Allocation Options in accordance with the current allocation instructions under the Basic Contract.

ICC 12-GLWB The Guardian Insurance & Annuity Company, Inc. CONTRACT NUMBER [0000000]

GUARANTEED WITHDRAWAL AMOUNT (GWA)

The initial GWA is determined on the earlier of the date of the first Withdrawal, the date the rider enters the Settlement Phase or the Annuity Commencement Date. The initial GWA is equal to the Lifetime Withdrawal Percentage multiplied by the then current GWB. The Lifetime Withdrawal Percentage is shown in the Specifications section and is determined based on the age of the younger Covered Person under this rider on the day the initial GWA is determined. The Lifetime Withdrawal Percentage will not change once it is used to determine the initial GWA.

Effect of Premium Payments

After the initial GWA is determined, each time an additional premium payment is received, the GWA will equal the greater of:

•	the GWA immediately prior to the premium payment; or

•	the Lifetime Withdrawal Percentage multiplied by the GWB immediately after the premium payment.

Effect of Withdrawals

After the initial GWA is determined, the GWA will not be recalculated as the result of a Withdrawal, unless that Withdrawal is an Excess Withdrawal. In the case of an Excess Withdrawal, the GWA will be recalculated to equal the Lifetime Withdrawal Percentage multiplied by the GWB immediately after the Withdrawal.

Step-Up

Upon a Step-Up of the GWB after the initial GWA has been determined, the GWA will equal the greater of:

•	the GWA immediately prior to the Step-Up; or

•	the Lifetime Withdrawal Percentage multiplied by the GWB immediately after the Step-Up.

Annual Minimum Guarantee

If the GWB is increased under the Annual Minimum Guarantee after the initial GWA has been determined, the GWA will equal the greater of:

•	the GWA immediately prior to that increase; or

•	the Lifetime Withdrawal Percentage multiplied by the GWB immediately after that increase.

TAX QUALIFIED DISTRIBUTIONS

Notwithstanding the other sections of this rider, no reset of the GWA or reduction of the GWB in excess of the amount of the Withdrawal will be made if the Withdrawals in a given Contract Year exceed the GWA solely due to Withdrawals made as distributions intended to satisfy the required minimum distribution rules under Internal Revenue Code (“Code”) Section 401(a)(9) and the Treasury Regulations promulgated thereunder, as applicable, to a qualified retirement plan (Code Section 401), a tax-sheltered annuity (Code Section 403(b)), an individual retirement account (Code Section 408(a)), or an individual retirement annuity (Code Section 408(b)), which required minimum distribution is calculated using the Uniform Life Table (described in Treasury Regulation Section 1.401(a)(9)-9, Q&A-2) and/or the Joint and Last Survivor Table (described in Treasury Regulation Section 1.401(a)(9)-9, Q&A-3), and for distributions where the Owner dies before entire interest is distributed as described in Code Section 401(a)(9)(B)(iii) calculated using the Single Life Table (described in Treasury Regulation Section 1.401(a)(9)-9, Q&A-1), as appropriate (each table as in effect as of January 1, 2004) herein referred to as “Tax Qualified Distributions”. Only the proportional share allocable to this contract of any required minimum distribution is a Tax Qualified Distribution.

The right to make Withdrawals as Tax Qualified Distributions is subject to the following requirements and limitations:

•	The Owner must choose a systematic Withdrawal program authorizing GIAC to calculate and pay the Tax Qualified Distributions for the calendar year;

•

Each Tax Qualified Distribution is in the amount that GIAC calculates based on information that the Owner provides to GIAC and GIAC’s understanding of the Code. GIAC reserves the right to make changes in its calculations as it determines to comply with the Code and Treasury Regulations; and

•	No Withdrawals (other than Tax Qualified Distributions) are made from the contract during the contract year.

Each Tax Qualified Distribution will decrease the GWB by the amount withdrawn, immediately following the Tax Qualified Distribution. For purposes of this “Tax Qualified Distributions” section, references to Owner also include the beneficiary, as applicable. Once in the Settlement Phase as described in the Settlement Phase section, Tax Qualified Distributions in excess of the GWA are no longer permitted.

ICC 12-GLWB The Guardian Insurance & Annuity Company, Inc. CONTRACT NUMBER [0000000]

OPTIONAL DEATH BENEFITS

This rider has no death benefit unless one of the optional death benefits available under this rider is elected as indicated in the Specifications section. If one of the optional death benefits is elected, a death benefit is payable under this rider if, on the date proof of death of the last surviving Covered Person is received in Good Order, (i) both this rider and the Basic Contract are in force, (ii) the rider has not entered the Settlement Phase and (iii) the death benefit provided by this rider exceeds the death benefit provided by the Basic Contract.

You may only elect an optional death benefit under this rider as of the Issue Date of the Basic Contract. You may not add, change or terminate an optional death benefit under this rider after the Issue Date of the Basic Contract. The optional death benefits are the GLWB Step-Up Death Benefit and the GLWB Return of Premium Death Benefit.

GLWB Step-Up Death Benefit

If the GLWB Step-Up Death Benefit is elected as indicated in the Specifications section, the initial GLWB Step-Up Death Benefit is equal to the initial premium paid under the Basic Contract. Each time an additional premium payment is received at our Customer Service Office, the death benefit will increase by the amount of that additional premium payment.

If the Accumulation Value of the Basic Contract on any Step-Up Date is greater than the then current GLWB Step-Up Death Benefit, the death benefit will automatically increase to an amount equal to the Accumulation Value of the Basic Contract on that Step-Up Date. The date a spousal continuation is exercised under the Spousal Continuation provision of the Basic Contract will also be considered a Step-Up Date for the purpose of calculating the GLWB Step-Up Death Benefit, if this rider continues in force on the continued contract.

A Withdrawal will reduce the GLWB Step-Up Death Benefit by the amount of the Withdrawal unless that Withdrawal is an Excess Withdrawal. In the case of an Excess Withdrawal, the death benefit will be reduced to the lesser of:

•	the Accumulation Value of the Basic Contract immediately after the Withdrawal; or

•	the then current GLWB Step-Up Death Benefit reduced by the amount of the Withdrawal.

GLWB Return of Premium Death Benefit

If the GLWB Return of Premium Death Benefit is elected as indicated in the Specifications section, a death benefit will be payable if the date of death of the last surviving Covered Person occurs on or after the first Contract Anniversary and all applicable terms and conditions described in this Optional Death Benefits section are met. The initial GLWB Return of Premium Death Benefit is equal to the initial premium paid under the Basic Contract. For any additional premium payment that is received at our Customer Service Office during the first 90 days of the Basic Contract beginning with and including the Issue Date of the Basic Contract, the death benefit will increase by the amount of that additional premium payment. Premiums received after this date will not increase the GLWB Return of Premium Death Benefit.

A Withdrawal will not reduce the GLWB Return of Premium Death Benefit unless that Withdrawal is an Excess Withdrawal. In the case of an Excess Withdrawal, the death benefit will be the lesser of:

•	the GWB immediately after the Withdrawal; or

•	the GLWB Return of Premium Death Benefit immediately prior to the Withdrawal reduced by the amount of that Withdrawal.

In no event will the GLWB Return of Premium Death Benefit be less than zero.

SETTLEMENT PHASE

Except as set forth below, if the Accumulation Value under the Basic Contract reaches zero:

•	on a date prior to the determination of the initial GWA, the rider will enter the Settlement Phase if the GWB is greater than zero on such date; or

•	on or after the determination of the initial GWA, the rider will enter the Settlement Phase if the GWA is greater than zero on such date.

However, the rider will not enter the Settlement Phase if the cause of the reduction in the Accumulation Value to zero is the result of an Excess Withdrawal.

ICC 12-GLWB The Guardian Insurance & Annuity Company, Inc. CONTRACT NUMBER [0000000]

In the Settlement Phase, GIAC will make a payment once each contract year in an amount equal to the GWA in effect on the date the rider entered the Settlement Phase. Payments will begin on the date the rider enters the Settlement Phase.

The amount of the initial payment will be reduced by any Withdrawals made during the contract year the rider entered the Settlement Phase. The date payments begin is called the Settlement Anniversary Date. Payments will continue on each Settlement Anniversary Date for as long as a Covered Person is living.

Upon entering the Settlement Phase:

•	the Basic Contract will continue, but all other rights and benefits, including death benefits, will terminate and additional premium payments will not be accepted;

•	the Annual Minimum Guarantee, Cumulative Guarantee, Step-Up and Death Benefit provisions under this rider end; and

•	this rider will continue, but the GWB will no longer be calculated and the Rider Fee will no longer be deducted.

RIDER FEE

A Rider Fee is deducted on each Contract Anniversary that occurs on or prior to the Annuity Commencement Date and prior to the date the rider enters the Settlement Phase. The Rider Fee is deducted from each Allocation Option in the same proportion that the value of each Allocation Option bears to the Accumulation Value of the Basic Contract.

The amount of the Rider Fee is equal to the Rider Fee Percentage shown in the Specifications section, multiplied by the “Adjusted GWB.” The “Adjusted GWB” is the greater of:

•

the GWB at the end of the day immediately preceding the day the Rider Fee is determined plus the result of the application of any Annual Minimum Guarantee or Cumulative Guarantee on any applicable Contract Anniversary on which the Rider Fee is deducted; or

•	the total premiums paid under the Basic Contract through the end of the day immediately preceding the day the Rider Fee is determined.

A Rider Fee will be deducted on the date this rider terminates. If that date is a date other than a Contract Anniversary then a proportional share of the Rider Fee will be deducted from the amount otherwise payable. The Rider Fee will not be deducted after the rider enters the Settlement Phase or after the Annuity Commencement Date.

The initial Rider Fee Percentage is shown in the Specifications section. GIAC reserves the right to increase the Rider Fee Percentage on the effective date of a Step-Up that results in an increase in the GWB prior to the first Withdrawal or the GWA on or after the first Withdrawal. If the Rider Fee Percentage is increased, it will never exceed the Maximum Rider Fee Percentage shown in the Specifications section. If the Owner declines future automatic Step-Ups of the GWB in accordance with the GWB’s Step-Up section, the increase in the Rider Fee Percentage will not apply.

ALLOCATION OPTIONS

While this rider is in effect, GIAC reserves the right to:

•

Restrict the Owner’s ability to allocate all or a portion of a premium payment to an Allocation Option, transfer all or a portion of the Accumulation Value to any Allocation Option and/or limit transfers between Allocation Options;

•	Specify minimum and maximum percentages of Accumulation Value that the Owner may have allocated to any Allocation Option and/or group of Allocation Options;

•

Require that all or a portion of premium payment(s) and/or Accumulation Value be allocated in accordance with an allocation model chosen by the Owner from among one or more specified allocation models (consisting of Allocation Options in pre-set allocation percentages);

•

Require that certain Allocation Options be chosen for the allocation of premium payment(s) and/or transfer of Accumulation Value only if the Owner also allocates (or has allocated) premium payments and/or Accumulation Value in certain other specified Allocation Options;

•	Add, close, eliminate or substitute allocation models, Allocation Options and/or the Allocations Options that comprise each allocation model;

•	Add or eliminate allocation models and/or Allocation Options as eligible investment options under the rider;

•	Restrict transfers between allocation models; and

•	Require periodic rebalancing of Accumulation Value in accordance with the allocation model allocation percentages.

Premium payments and transfer requests must comply with any restrictions imposed by GIAC in accordance with the preceding paragraph. GIAC will reject any request that does not comply with such restrictions.

ICC 12-GLWB The Guardian Insurance & Annuity Company, Inc. CONTRACT NUMBER [0000000]

REQUIRED DISTRIBUTIONS

Notwithstanding any other provision of this rider, this rider shall be interpreted and administered in a manner that complies with the Internal Revenue Code section 72(s) or Internal Revenue Code section 401(a)(9), as applicable.

ANNUITY COMMENCEMENT DATE

If this rider is:

•	still in effect on the Annuity Commencement Date; and

•	the rider has not entered the Settlement Phase; and

•

the Owner elects to receive annuity payments under the Basic Contract’s fixed Life Annuity without Guaranteed Period payout option if only one Covered Person is alive on the Annuity Commencement Date or the fixed 100% Joint and Survivor without Guaranteed Period payout option if two Covered Persons are alive on the Annuity Commencement Date and both Covered Persons are named as joint annuitants, the amount of the annual payout will be the greater of:

•

the GWA in effect on the Annuity Commencement Date or, if no Withdrawal has been made on or prior to the Annuity Commencement Date, the GWA that would have been in effect on the Annuity Commencement Date if a Withdrawal had been made on such date; or

•	the annual payout amount as calculated under the applicable payout option specified above.

ISSUE DATE

The issue date of this rider is the Issue Date of the Basic Contract.

REPORTS TO THE OWNER

In addition to the information stated in the Reports to the Owner provision in the Basic Contract, the annual report will also include the following information as of the most recent Contract Anniversary: the GWB and, on and after the date such amount is first determined under the Basic Contract, the GWA. Prior to the date the GWA is first determined, the Owner may contact our Customer Service Office to determine what the GWA would be immediately following a hypothetical Withdrawal.

TERMINATION

This rider terminates on the earliest of the following:

•	the date GIAC receives due proof in Good Order of the death of the last surviving Covered Person; or

•	the date the Basic Contract terminates; or

•	the date an annuity payout option under the Basic Contract commences;

•	the date of an ownership change or assignment under the Basic Contract, unless:

•

the new Owner assumes full ownership of the Basic Contract and is essentially the same person (this includes but is not limited to the change from individual ownership to a revocable trust for the benefit of such individual owner or the change from joint ownership of a legally married couple or civil union to ownership by the surviving spouse/partner when one of them dies);

•	the assignment is for the purposes of effectuating a 1035 exchange of the Basic Contract; or

•	the date the Accumulation Value of the Basic Contract, the GWB and the GWA, if applicable, all equal zero.

This rider cannot be terminated prior to the earliest of the above dates.

The Guardian Insurance & Annuity Company, Inc.

ICC 12-GLWB The Guardian Insurance & Annuity Company, Inc. CONTRACT NUMBER [0000000]
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